Exhibit 23.6

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to the use of the undersigned's name as having reviewed and approved all scientific and technical information related to Elemental Royalty Corporation's (the "Company") royalty interests and property interests not covered by any other named expert, in each case, where used in, incorporated by reference in or summarized or contained in the exhibits filed with, the Registration Statement on Form S-8 of the Company being filed with the United States Securities and Exchange Commission, and any amendments, supplements and/or prospectuses thereto.

/s/ Michael P. Sheehan

Name: Michael P. Sheehan

Date: June 5, 2026